Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (File No. 333-234256) on Form S-8 of Business First Bancshares, Inc. of our report dated June 27, 2022, with respect to the statement of net assets available for benefits of the b1BANK Employee Retirement Plan and Trust as of December 31, 2021, the related statement of changes in net assets available for benefits for the year ended December 31, 2021, and the supplemental schedule of Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2021, which appears in the December 31, 2021 Annual Report on Form 11-K of the b1BANK Employee Retirement Plan and Trust.

/s/ Baker Tilly US, LLP

Plano, Texas

June 27, 2022